Exhibit 99.1
Orbitz Worldwide, Inc. Reports Fourth Quarter and Full Year 2008 Results
▪	Net revenue for the quarter decreased nine percent to $180 million on gross bookings of $2.2 billion

▪	Net income was $8 million for the quarter compared with a net loss of $11 million for the fourth quarter of 2007

▪	Adjusted EBITDA for the quarter was $35 million, a decrease of five percent from the fourth quarter of 2007
Chicago, February 23, 2009 — Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the fourth quarter and full year ended December 31, 2008. Net revenue was $180 million for the fourth quarter of 2008, down nine percent from $197 million for the fourth quarter of 2007. Over half of the year-over-year decline in net revenue, or approximately $9 million, was due to the impact of foreign currency fluctuations. The company reported net income of $8 million or $0.10 per diluted share for the fourth quarter compared with a net loss of $11 million or ($0.13) per diluted share in the fourth quarter of 2007. Adjusted EBITDA for the fourth quarter was $35 million, a decrease of five percent from the fourth quarter of 2007.
For the full year, Orbitz Worldwide’s net revenue increased one percent to $870 million versus $859 million in the prior year. The company reported a net loss of $299 million, which included a $297 million non-cash charge for the impairment of goodwill and intangible assets, or ($3.58) per diluted share for 2008 compared with a net loss of $85 million for 2007. Adjusted EBITDA was $136 million for the full year, a decrease of six percent compared with 2007.
“During the fourth quarter, global economic softness significantly impacted our performance and created more uncertainty for the entire travel industry,” said Barney Harford, president and CEO of Orbitz Worldwide. “In response to this softness, we took immediate steps in both November and January to reduce costs, and as a result, we believe Orbitz Worldwide is better positioned to manage through this challenging environment.”
Summary Operating Results
(In millions, except per share data)

	Fourth Quarter			Full Year
	2008	2007	Change	2008	2007		Change
Gross bookings (a)	$2,156	$2,356	-8%	$10,808	$10,791		0%
Net revenue (b)	$180	$197	-9%	$870	$859		1%
EBITDA (c)	$41	$29	41%	$(172)	$98		**
Adjustments	$(6)	$8	**	$308	$46		**
Adjusted EBITDA (c)	$35	$37	-5%	$136	$144		-6%
Net income (loss)	$8	$(11)	**	$(299)	$(85)		**
Basic and Diluted EPS	$0.10	$(0.13)	**	$(3.58)		**	**
Operating cash flow	$(45)	$4	**	$76	$69		10%
Capital spending	$16	$17	-6%	$58	$53		9%

**	Not meaningful.

(a)	Excludes gross bookings for an offline U.K. travel subsidiary (see Note l in Adjusted EBITDA table contained in Appendix A).

(b)	The net impact of purchase accounting adjustments recorded in 2007 accounted for $6 million of the overall increase in net revenue from the full year 2007 to the full year 2008.

(c)	Non-GAAP financial measures. A definition of EBITDA and adjusted EBITDA and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measure is contained in Appendix A.

Fourth Quarter 2008 Financial Highlights
Gross Bookings and Net Revenue

For the fourth quarter of 2008, Orbitz Worldwide’s gross bookings were down eight percent (six percent on a constant currency basis) compared with the fourth quarter of 2007. Air gross bookings declined nine percent (eight percent on a constant currency basis) and non-air and other gross bookings decreased six percent (one percent on a constant currency basis) compared with the fourth quarter of 2007. International gross bookings decreased 18 percent (two percent on a constant currency basis) for the quarter due primarily to softness in Europe.
Gross Bookings and Net Revenue
(In millions)

	Fourth Quarter			Full Year
	2008	2007	Change	2008	2007	Change
Gross Bookings (a)
Air	$1,593	$1,760	-9%	$7,883	$7,964	-1%
Non-air / Other	563	596	-6%	2,925	2,827	3%

Domestic	1,867	2,004	-7%	9,134	9,393	-3%
International	289	352	-18%	1,674	1,398	20%

Worldwide	$2,156	$2,356	-8%	$10,808	$10,791	0%

Net Revenue (b)
Air	$67	$81	-17%	$339	$375	-10%
Non-air / Other	113	116	-3%	531	484	10%

Domestic	153	153	0%	686	679	1%
International	27	44	-39%	184	180	2%

Worldwide	$180	$197	-9%	$870	$859	1%

(a)	Excludes gross bookings for an offline U.K. travel subsidiary (see Note l in Adjusted EBITDA table contained in Appendix A).

(b)	The net impact of purchase accounting adjustments recorded in 2007 accounted for $6 million of the overall increase in net revenue from the full year 2007 to the full year 2008.
Net revenue for the fourth quarter of 2008 was $180 million, a decrease of nine percent from $197 million in the fourth quarter of 2007.
▪	Air net revenue was $67 million for the fourth quarter of 2008, down 17 percent (15 percent on a constant currency basis) from $81 million in the fourth quarter of 2007. Domestic air net revenue declined nine percent driven by lower volume in the quarter, while international air net revenue declined 50 percent (43 percent on a constant currency basis) driven by lower volume and lower margins. The global decline in volume during the quarter was primarily the result of the adverse impact of current economic conditions on air traveler demand.

▪	Non-air and other net revenue, which consists primarily of car, hotel, dynamic packaging, advertising and travel insurance revenue, was $113 million for the fourth quarter of 2008, down three percent (four percent growth on a constant currency basis) from $116 million in the fourth quarter of 2007. Bookings for all non-air products were soft in the quarter except for dynamic packaging, which continued to grow at a solid rate.

▪	Domestic net revenue was $153 million for the fourth quarter of 2008, which was flat with the fourth quarter of 2007. Lower domestic volume for all products except dynamic packaging and cruises was offset by higher advertising, travel insurance and service fee revenue in the quarter.

▪	International net revenue was $27 million for the fourth quarter of 2008, a decrease of 39 percent (23 percent on a constant currency basis) from $44 million in the fourth quarter of 2007. Weak economic conditions in Europe and lower air margins contributed to the net revenue decline in the quarter.
The company has posted on its website (http://orbitz-ir.com) a schedule that adjusts net revenue for purchase accounting impacts, the sale of the offline U.K. travel subsidiary and currency fluctuations in order to provide a more comparable view of operating performance across periods.
Operating Expenses

Orbitz Worldwide’s cost of revenue declined $8 million to $33 million, or 18.3 percent of net revenue, for the fourth quarter of 2008 versus the fourth quarter of 2007. This decline in cost of revenue was due to lower volume in the quarter and significantly lower charge-backs at one of the company’s international locations.
Marketing expense in the fourth quarter was $58 million, an increase of two percent compared with the same period last year. This increase was due to higher online marketing costs as the competition to generate online traffic in the travel industry continues to be fierce.
Selling, general and administrative (SG&A) expense decreased $21 million in the fourth quarter of 2008 to $48 million from $69 million in the same period of 2007. This decrease is attributable to lower bonus and stock compensation expense as well as higher capitalized development costs. In addition, the company’s operating expenses were reduced by $14 million (non-cash) in the quarter due to a reduction in the present value of the company’s tax sharing liability to the founding airlines arising from a lower projected effective state income tax rate.
In November 2008 and January 2009, Orbitz Worldwide took actions to reduce its cash operating costs by approximately $40 to $45 million on an annualized basis. These actions included a reduction in work force, a reduction in outside contractors, and other operating expense cuts. Management believes that these measures will better position the company to face the challenging economic prospects for the global travel industry.
Interest Expense

Orbitz Worldwide incurred interest expense of $16 million in the fourth quarter of 2008 compared with $17 million in the fourth quarter of last year. This year-over-year decline in interest expense for the quarter was primarily due to a lower effective interest rate on the term loan compared with the same period last year. At December 31, 2008, $400 million of the $593 million outstanding on the term loan had a fixed interest rate and the company’s weighted average effective interest rate on the term loan was 6.15 percent.
Cash Flow

Orbitz Worldwide had an operating cash outflow of $45 million for the fourth quarter of 2008. This cash outflow was primarily attributable to the seasonal nature of the merchant hotel business as payments to hotels typically exceed cash inflows from new reservations in the fourth quarter. However, a decline in international merchant hotel bookings and lower average daily hotel rates, due in part to softening economic conditions, also contributed to the cash outflow in the quarter.

At December 31, 2008, cash and cash equivalents (net of borrowings under the company’s revolving line of credit) were $10 million compared with $24 million at December 31, 2007. The year-over-year decline in net cash was primarily driven by higher capital expenditures due to investments made to complete the migration of ebookers’ country sites to the new technology platform and tax sharing payments made to the company’s founding airlines. This decline was partially offset by an increase in operating cash flow of $7 million for the year ended December 31, 2008.
Operational Highlights
•	Orbitz Price Assurance, launched in mid-2008, continues to deliver meaningful value to consumers. Under Price Assurance, if the price of an airline ticket booked on Orbitz.com drops and another customer subsequently books the same airline ticket on Orbitz.com for a lower price, Orbitz will automatically send the customer a cash refund for the difference in fare up to $250. During 2008, the company issued thousands of checks to its customers under this program.
•	ebookers completed the process of migrating all 13 of its country sites in Europe to Orbitz Worldwide’s new technology platform.
•	Orbitz Worldwide signed distribution agreements with Accor Group in Europe and Millennium and Copthorne Hotels in Europe and the Middle East. These agreements add over 2,700 new hotels to the company’s international merchant and retail hotel offering.
•	Orbitz for Business International went live in Canada and the U.K. Orbitz for Business also had continued success signing up new corporate accounts including Club Med Sales Inc., Dynegy Inc., Indiana University, Libbey Glass Inc. and Yamaha Corporation of America.
•	HotelClub announced an exclusive agreement with Virgin Blue Airlines to provide a seamless hotel booking solution.
Quarterly Conference Call
Orbitz Worldwide will host a conference call to discuss its fourth quarter and full year 2008 results at 10:00 a.m. EST (9:00 a.m. CST) on Tuesday, February 24, 2009. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at http://orbitz-ir.com. An archive of the webcast can be accessed through the Orbitz Worldwide Investor Relations website (http://orbitz-ir.com) under “Webcasts & Presentations” for a period of at least 30 days and an MP3 file and transcript of the call will also be available on the site.

About Orbitz Worldwide
Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (http://www.orbitz.com), CheapTickets (http://www.cheaptickets.com), ebookers (http://www.ebookers.com), HotelClub (http://www.hotelclub.com), RatesToGo (http://www.ratestogo.com), the Away Network (http://www.away.com), and corporate travel brand Orbitz for Business (http://www.orbitzforbusiness.com). For more information on how your company can partner with Orbitz Worldwide, visit http://corp.orbitz.com.
Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at http://www.orbitz-ir.com. You can sign up to receive email alerts whenever the company posts new information to the website.
Forward-Looking Statements
This press release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, Orbitz Worldwide’s (the “Company’s”) expected financial performance and its strategic operational plans. The results presented are preliminary and unaudited. The Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, the current economic downturn and global financial crisis; competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; maintenance and protection of the Company’s information technology and intellectual property; the outcome of pending litigation; the Company’s significant indebtedness; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://orbitz-ir.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of February 23, 2009, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement.
About Basis of Presentation
Prior to an intercompany restructuring (the “Reorganization”) that was completed on July 18, 2007, the Company’s businesses were operated by Travelport as a part of its broader corporate organization, rather than as a separate consolidated entity. The legal entity Orbitz Worldwide, Inc. was formed in connection with the Reorganization and as a result, prior to the Reorganization, there was no single capital structure upon which to calculate historical earnings (loss) per share information for the Orbitz Worldwide businesses. Accordingly, earnings (loss) per share information has not been presented for historical periods prior to the Reorganization.

About Non-GAAP Financial Measures
This press release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this press release are contained in Appendix A attached to this press release.

Media Contact:	Investor Contact:
Brian Hoyt	Frank Petito
312.894.6890	312.894-4830
bhoyt@orbitz.com	fpetito@orbitz.com
###

Orbitz Worldwide, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net revenue	$180	$197	$870	$859
Cost and expenses
Cost of revenue	33	41	163	157
Selling, general and administrative	48	69	272	301
Marketing	58	57	310	302
Depreciation and amortization	17	15	66	57
Impairment of goodwill and intangible assets	—	—	297	—

Total operating expenses	156	182	1,108	817

Operating income (loss)	24	15	(238)	42

Other (expense)
Interest expense, net	(16)	(17)	(63)	(83)

Total other (expense)	(16)	(17)	(63)	(83)

Income (loss) before income taxes and minority interest	8	(2)	(301)	(41)
Provision (benefit) for income taxes	—	8	(2)	43
Minority interest, net of tax	—	1	—	1

Net income (loss)	$8	$(11)	$(299)	$(85)

				Period from
	Three Months Ended	Three Months Ended	Year Ended	July 18, 2007 to
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net income (loss)	$8	$(11)	$(299)	$(42)

Net income (loss) per share—basic:
Net income (loss) per share	$0.10	$(0.13)	$(3.58)	$(0.51)

Weighted average shares outstanding	83,505,126	83,054,018	83,342,333	81,600,478

Net income (loss) per share—diluted:
Net income (loss) per share	$0.10	$(0.13)	$(3.58)	$(0.51)

Weighted average shares outstanding	83,535,817	83,054,018	83,342,333	81,600,478

Orbitz Worldwide, Inc.
Consolidated Balance Sheets (Unaudited)
(In millions, except share data)

	December 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$31	$25
Accounts receivable (net of allowance for doubtful accounts of $1 and $2, respectively)	58	60
Prepaid expenses	17	16
Security deposits	—	8
Deferred income taxes, current	6	3
Due from Travelport, net	10	—
Other current assets	6	9

Total current assets	128	121
Property and equipment, net	190	184
Goodwill	949	1,181
Trademarks and trade names	232	313
Other intangible assets, net	34	68
Deferred income taxes, non-current	9	12
Other non-current assets	48	46

Total Assets	$1,590	$1,925

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$37	$37
Accrued merchant payable	205	218
Accrued expenses	106	121
Deferred income	23	28
Due to Travelport, net	—	8
Term loan, current	6	6
Other current liabilities	9	4

Total current liabilities	386	422
Term loan, non-current	587	593
Line of credit	21	1
Tax sharing liability	109	114
Unfavorable contracts	13	17
Other non-current liabilities	36	40

Total Liabilities	1,152	1,187

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 83,345,437 and 83,107,909 shares issued and outstanding, respectively	1	1
Treasury stock, at cost, 18,055 and 8,852 shares held, respectively	—	—
Additional paid in capital	908	894
Accumulated deficit	(450)	(151)
Accumulated other comprehensive (loss) (net of accumulated tax benefit of $2 and $2, respectively)	(21)	(6)

Total Shareholders’ Equity:	438	738

Total Liabilities and Shareholders’ Equity	$1,590	$1,925

Orbitz Worldwide, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Year Ended December 31,
	2008	2007
Operating activities:
Net loss	$(299)	$(85)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	66	57
Impairment of goodwill and intangible assets	297	—
Non-cash revenue	(3)	(7)
Non-cash interest expense	18	15
Deferred income taxes	(4)	38
Stock compensation	15	8
Provision for bad debts	—	2
Income allocated to minority interests	—	1
Deconsolidation of minority interests	—	(7)
Changes in assets and liabilities:
Accounts receivable	—	(2)
Deferred income	—	8
Due to/from Travelport, net	(5)	2
Accounts payable, accrued merchant payable, accrued expenses and other current liabilities	—	38
Other	(9)	1

Net cash provided by operating activities	76	69

Investing activities:
Property and equipment additions	(58)	(53)
Proceeds from sale of business, net of cash assumed by buyer	—	(31)
Proceeds from asset sales	—	4

Net cash (used in) investing activities	(58)	(80)

Financing activities:
Proceeds from initial public offering, net of offering costs	—	477
Proceeds from issuance of debt, net of issuance costs	—	595
Repayment of note payable to Travelport	—	(860)
Dividend to Travelport	—	(109)
Capital contributions from Travelport	—	25
Capital lease and debt payments	(7)	(3)
Advances to Travelport	—	(113)
Payments to satisfy employee tax withholding obligations upon vesting of equity-based awards	(1)	—
Payments on tax sharing liability	(20)	—
Proceeds from line of credit	69	152
Payments on line of credit	(49)	(151)

Net cash (used in) provided by financing activities	(8)	13

Effects of changes in exchange rates on cash and cash equivalents	(4)	5

Net increase in cash and cash equivalents	6	7
Cash and cash equivalents at beginning of period	25	18

Cash and cash equivalents at end of period	$31	$25

Supplemental disclosure of cash flow information:
Income tax (refunds) payments, net	$(2)	$11
Cash interest payments, net of capitalized interest of $1 and $3, respectively	$47	$74
Non-cash investing activity:
Capital expenditures incurred not yet paid	$2	$4
Non-cash allocation of purchase price related to the Blackstone Acquisition	—	$7
Non-cash financing activity:
Non-cash capital contributions and distributions to Travelport	—	$(814)

Appendix A
Non-GAAP Financial Measures
EBITDA is a performance measure used by management that is defined as net income or net loss plus: net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain items as described below. These measures are among the primary metrics by which management evaluates operating performance of the business, on which internal budgets are based, by which management and other employees within the Company are compensated, and on which the Company’s debt covenants are based.
Orbitz Worldwide uses and believes investors and other external users of the Company’s financial statements benefit from the presentation of EBITDA and adjusted EBITDA in evaluating its operating performance because:
•	These measures provide greater insight into management decision making at Orbitz Worldwide as adjusted EBITDA is management’s primary internal metric for evaluating the operating performance of the Company’s business and the performance evaluation metric off of which executive and employee incentive compensation programs have historically been based. Management believes that investors should have access to the same information that it uses to analyze the Company’s results.
•	Adjusted EBITDA corresponds more closely to cash earnings generated from the Company’s core operations by excluding significant non-cash operating expenses, such as stock-based compensation and goodwill and intangible asset impairment charges, and other unusual and non-recurring items that management does not believe are indicative of its core operations. The exclusion of these items provides the Company and its investors with a useful tool to compare operating performance period over period on a consistent basis.
•	EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, income taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Management believes investors commonly adjust EBITDA to eliminate the effect of non-recurring items such as restructuring charges, as well as non-cash items such as stock-based compensation and goodwill and intangible asset impairment charges, all of which vary widely from company to company and impact comparability.
EBITDA and adjusted EBITDA, as presented for the three months and the years ended December 31, 2008 and December 31, 2007, are not defined under GAAP, and do not purport to be an alternative to net income or net loss as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA and adjusted EBITDA have certain limitations in that they do not take into account the impact of certain expenses to the Company’s income statement, such as stock-based compensation, goodwill and intangible asset impairment charges, acquisition-related accounting and certain one-time items, if applicable. Furthermore, because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.

The following table provides a reconciliation of net income (loss) to EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
(In millions)
Net income (loss)	$8	$(11)	$(299)	$(85)
Interest expense, net	16	17	63	83
Provision (benefit) for income taxes	—	8	(2)	43
Depreciation and amortization	17	15	66	57

EBITDA	$41	$29	$(172)	$98

EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
(In millions)
EBITDA	$41	$29	$(172)	$98
Impairment of goodwill and intangible assets (a)	—	—	297	—
Purchase accounting adjustments (b)	—	—	—	6
Corporate allocations and other direct corporate costs (c)	—	—	—	7
Global platform expense (d)	—	1	—	8
Stock-based compensation expense (e)	4	4	17	8
Restructuring and moving expense (f)	—	1	—	2
Public company costs (g)	—	—	—	(8)
Professional services fees (h)	2	1	5	8
Severance expense (i)	2	2	3	2
Contract exit costs (j)	—	—	—	13
Adjustment to tax sharing liability (k)	(14)	(1)	(14)	—

Adjusted EBITDA (l)	$35	$37	$136	$144

(a)	Represents the non-cash charge recorded for impairment of goodwill and intangible assets at both the Company’s international and domestic subsidiaries during the year ended December 31, 2008. Management adjusts for this item because it represents significant non-cash operating expense that is not representative of the performance of the Company’s core operations during the year and it impacts comparability across periods.

(b)	Represents the purchase accounting adjustments made at the time the Company was acquired by affiliates of The Blackstone Group and Technology Crossover Ventures in August 2006 in order to reflect the fair value of deferred revenue and accrued liabilities on the opening balance sheet date. These adjustments reduced deferred revenue and accrued liabilities and resulted in a reduction in net revenue and operating income for the year ended December 31, 2007. Management adjusts for this item because it represents a significant non-cash reduction to operating income, which is not representative of the performance of the Company’s core operations and impacts comparability across periods, as management does not reasonably believe that this item will recur in future periods.

(c)	Represents corporate allocations and direct costs for services performed on the Company’s behalf by Travelport through the date of the Company’s initial public offering in July 2007 (“IPO”). Following the IPO, the Company performs these services with either internal or external resources, although it continues to utilize Travelport for certain services under a transition services agreement. Refer to footnote (g) below for a discussion of the Company’s estimate of costs it would have incurred had it been operating as a public company for the year ended December 31, 2007. Management adjusts for these costs in the year ended December 31, 2007 because they provide for comparability across periods in a time of the Company’s transition from a private to a public company.

(d)	Represents costs associated with operating two technology platforms simultaneously as the Company invested in its global technology platform. Management adjusts for this item as it is a significant expense that impacts comparability across periods, as management does not reasonably believe that these duplicative expenses will recur in future periods.

(e)	Primarily represents non-cash stock compensation expense; also includes expense related to restricted cash awards granted as a private company. Management adjusts for this item because it represents significant non-cash operating expense that is not representative of the performance of the Company’s core operations and that impacts comparability across periods, as the expense varies widely across the pre-IPO and post-IPO periods.

(f)	Represents costs incurred to relocate the Company’s corporate offices. Management adjusts for this item because it represents one-time, non-recurring charges that are not indicative of the Company’s core operations.

(g)	Certain corporate costs were previously incurred on the Company’s behalf by Travelport. This adjustment represents the Company’s estimate of costs it would have expected to incur for certain headquarters and public company costs had it been operating as a public company for the year ended December 31, 2007, including costs for services which were previously provided by Travelport and adjusted for in footnote (c) above. These costs include tax, treasury, internal audit, board of directors’ costs, and similar items. Also included are costs for directors and officers insurance, audit, investor relations and other public company costs. The amount shown for the year ended December 31, 2007, includes the Company’s estimate of such costs. Management adjusts for these costs for the year ended December 31, 2007 because they provide for comparability across periods in a time of the Company’s transition from a private to a public company.

(h)	Represents one-time accounting and consulting services primarily associated with the IPO and post-IPO transition period. Management adjusts for these costs because they are non-recurring charges, representative of our transition to a public company. The Company expects these one-time costs to cease in 2009.

(i)	Represents severance costs for departed Company employees. Management adjusts for these costs because it believes they are not indicative of the Company’s core operations and they impact comparability across periods.

(j)	Represents costs to exit an online marketing services agreement. Management adjusts for these costs because they represent one-time, non-recurring charges that are not indicative of the performance of the Company’s core operations, and they impact comparability across periods, as management does not reasonably believe that these costs will recur in future periods.

(k)	Represents an adjustment recorded to properly reflect the present value of the tax sharing liability. Management adjusts for this item as it represents a non-cash item that is not indicative of the performance of the Company’s core operations, and it impacts comparability across periods.

(l)	Includes EBITDA of Tecnovate, an Indian services organization that the Company sold on July 5, 2007, of $1 million and $3 million for the three months and year ended December 31, 2007, respectively. Also includes EBITDA of Travelbag (an offline U.K. travel subsidiary) that the Company sold on July 16, 2007 of $0 and $(2) million for the three months and year ended December 31, 2007, respectively. Travelbag had net revenue of $0 and $15 million and gross bookings of $0 and $136 million for the three months and year ended December 31, 2007, respectively. Includes air net revenue of $0 and $8 million and non-air and other net revenue of $0 and $7 million of Travelbag for the three months and year ended December 31, 2007, respectively.